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                                                                     EXHIBIT 2.4

                                  NOTE


$10,000,000 May 11, 2001

                                                              New York, New York

      FOR VALUE RECEIVED, Saf-T-Hammer Corporation, a company organized under the laws of the State of Nevada (the "BORROWER"), promises to pay Tomkins Corporation, a company organized under the laws of the State of Delaware (the "LENDER") or its assigns, on or before May 11, 2002 (the "MATURITY DATE"), TEN MILLION DOLLARS ($10,000,000).

      Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full at a rate equal to 9%, per annum (the "INTEREST RATE"). All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest is payable. Interest shall be payable on the last business day of each month. If any principal of or interest hereunder or any other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then, in any such case, the Interest Rate shall increase by 2%, per annum, and shall continue to accrue thereafter at that rate until all principal of and interest hereunder and all other amounts payable by the Borrower hereunder are paid in full. Notwithstanding anything contained herein to the contrary, in no event shall the interest rate hereunder exceed the Maximum Rate (as defined below). Each determination by Lender of any applicable rate of interest, and of any change therein, in the absence of manifest error shall be conclusive and binding on the parties hereto.

      Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided herein, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by Lender in connection with this Note under applicable law (the "MAXIMUM RATE"), Borrower shall not be obligated to pay, and Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

      Borrower may make any payment of principal hereon, at any time, without penalty or premium.

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      Each payment hereunder shall be made on the day when due to Lender in
Dollars and in immediately available funds, to such bank and/or account of Lender as it from time to time shall designate in a written notice to Borrower. Borrower shall make each payment hereunder unconditionally in full and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto. Each such payment shall be made without set-off, counterclaim or, to the extent permitted by applicable law, other defense, all of which are hereby expressly waived by Borrower. Lender hereby agrees, by its acceptance hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

      Borrower shall have no right to offset any obligation owed by Lender to Borrower against any obligation of Borrower to Lender under this Note.

      Each of the following events shall constitute an "EVENT OF Default" hereunder:

      (a) Borrower shall fail to pay when due any amount of principal of or interest on this Note or other amount payable hereunder;

      (b) (i) Borrower shall be dissolved, liquidated, wound up or cease its corporate existence; or (ii) Borrower (A) shall make a general assignment for the benefit of creditors, or shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (B) shall voluntarily cease to conduct its business in the ordinary course; (C) shall commence any (i) any case, action or proceeding before any court or other applicable governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. federal, state or foreign law, including Title 11 of the United States Code entitled "Bankruptcy" (any such proceeding referred to in this clause (b), an "INSOLVENCY PROCEEDING" )with respect to itself; or (D) shall take any action to effectuate or authorize any of the foregoing;


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      (c) (i) any involuntary Insolvency Proceeding is commenced or filed against Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Borrower's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), for itself or a substantial portion of its property or business; or

      (d) Any failure by Borrower to perform any covenants under this Note.

      (e) There is a Change of Control (as defined in the Stock Purchase Agreement, dated the date of this Note, between Borrower and Lender) of Borrower.

      Upon the occurrence and during the continuance of any Event of Default, Lender may declare the entire unpaid principal amount of this Note, all interest accrued and unpaid thereon and all other obligations of Borrower hereunder to be forthwith due and payable, whereupon this Note, all such accrued interest and all such other obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, that if an event described in either of the foregoing clauses (b) and (c) shall occur, the result which would otherwise occur only upon giving of notice by Lender to Borrower as specified in this paragraph shall occur automatically, without the giving of any such notice. Additionally, Lender may proceed to enforce all other rights and remedies available to it hereunder and under applicable law or at equity.

      No provision of this Note shall alter or impair the obligations of Borrower hereunder, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

      Borrower promises to pay all reasonable costs and expenses, including reasonable attorneys' fees incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by


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law, the right to plead any statute of limitations as a defense to any demand hereunder.

      All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Note, and shall continue in full force and effect so long as any obligation hereunder remains unpaid or any obligation to perform any other act hereunder remains unsatisfied. No amendment to any provision of this Note shall be effective unless it is in writing and has been signed by Lender and Borrower, and no waiver of any provision of this Note, or consent to any departure by Borrower therefrom, shall be effective unless it is in writing and has been signed by Lender.

      No failure on the part of Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies hereunder are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Lender.

      Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision hereof shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

      This Note shall be binding upon Borrower and shall inure to the benefit of Lender and its successors and assigns. Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Lender shall be void.

      THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF DELAWARE.


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      IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its duly authorized officer as of the date and at the place first written above.

                                               SAF-T-HAMMER CORPORATION



                                               By: _____________________________
                                               Title:


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